REALTY INCOME NAMES NEIL ABRAHAM CHIEF STRATEGY OFFICER AND

MARK E. HAGAN CHIEF INVESTMENT OFFICER

SAN DIEGO, CALIFORNIA, May 3, 2018….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced that Neil Abraham, the company’s current Executive Vice President, Chief Investment

Officer, will become Executive Vice President, Chief Strategy Officer, and Mark E. Hagan will join the company as Executive Vice President, Chief Investment Officer, effective May 21, 2018.

Mr. Abraham, in his new role, will be responsible for working with the Chief Executive Officer in continuing to develop and implement the company’s strategic objectives. Mr. Abraham will continue to oversee the company’s Research Department and serve on its Investment Committee. In his current role as Executive Vice President, Chief Investment Officer, Mr. Abraham has played an integral role in the company’s investment activities. Prior to joining Realty Income in 2015, Mr. Abraham was a Portfolio Manager for equity and mortgage REITs at AllianceBernstein – Global Equities and an Associate Principal for McKinsey & Company.

"Neil’s background in research, capital allocation, and consulting will make him an ideal Chief Strategy Officer,” said John P. Case, Chief Executive Officer. “We believe having a dedicated Chief Strategy Officer will continue to position our company for success. I look forward to working closely with Neil in his new role.”

Mr. Hagan, as Executive Vice President, Chief Investment Officer, will be responsible for the continued execution of the company’s investment activities and will serve on its Investment Committee. Additionally, he will lead the company’s Acquisitions Department. Mr. Hagan has been a New York-based real estate investment banker for nearly 20 years, advising public and private real estate companies on a wide variety of transactions. He has extensive experience executing property acquisitions and dispositions, entity-level combinations, as well as capital markets assignments. Most recently, Mr. Hagan served as Managing Director for RBC Capital Markets, LLC, where he covered real estate companies, including Realty Income. Prior to his tenure at RBC, he served as Managing Director of real estate investment banking at Deutsche Bank Securities Inc. and Director of real estate investment banking at Merrill Lynch & Co. Mr. Hagan holds a BA from Duke University, and a JD and MBA from New York University.

“We are pleased to have Mark join our team,” said John P. Case, Chief Executive Officer. “I have known and worked with Mark for 20 years in various capacities and am impressed by his extensive real estate knowledge, effective leadership, and proven ability to execute transactions. Mark brings considerable depth and breadth to our executive team and I am confident that he will serve our shareholders well.”

About the Company

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,100 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 574 consecutive common stock monthly dividends throughout its 49-year operating history and increased the dividend 96 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Investor Contact:
Jonathan Pong, CFA, CPA
VP, Head of Capital Markets
(858) 284-5177